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                                                                      EXHIBIT 21





                     LIST OF GENTEX CORPORATION SUBSIDIARIES




1. E.C. Aviation Services, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.

2. Gentex International Corporation, a Foreign Sales Corporation incorporated in Barbados, is a wholly-owned subsidiary of Gentex Corporation.

3. Gentex Holdings, Inc., a Michigan corporation, is a wholly-owned subsidiary of Gentex Corporation.

4. Gentex GmbH, a German limited liability company, is a subsidiary 50% owned by Gentex Corporation and 50% owned by Gentex Holdings, Inc.

5. Gentex Japan, Inc., a Japanese corporation, is a wholly-owned subsidiary of Gentex Corporation.












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